                                                                    EXHIBIT 4.13




EMPLOYMENT AGREEMENT TREASURY MANAGER

THE UNDERSIGNED:

1. RCI NETHERLANDS INVESTMENTS B.V. TO BE RENAMED JAMES HARDIE INTERNATIONAL FINANCE BV, a company with limited liability, incorporated under the laws of The Netherlands, with its registered office at World Trade Center, Strawinskylaan 1725, 1077 XX Amsterdam, The Netherlands, hereinafter referred to as the "Company";

and

2     Folkert H Zwinkels, living at ________________________________________
      The Netherlands, hereinafter referred to as the "Employee".

HAVE AGREED AS FOLLOWS:

ARTICLE 1 - COMMENCEMENT AND DURATION

1.1   The Employee shall be employed by the Company as of 1 October 2001.

1.2 This employment agreement, hereinafter referred to as the "Employment Agreement", is entered into for an indefinite period of time.

1.3 The first two months as of 1 October 2001 form a probationary period in which either party may terminate the Employment Agreement automatically without giving prior notice.

1.4 1.4 The Company may terminate the Employment Agreement by giving 4 months notice and the Employee may terminate the Employment Agreement by giving 2 months notice, such term of notice to expire on the last day of any calendar month. Notice as aforesaid must be given in writing.

1.5 The Employment Agreement shall at any time terminate by operation of law, without any notice being required, on the last day of the calendar month in which the Employee reaches the pensionable age.

ARTICLE 2 - FUNCTION

2.1 The Employee shall be employed in the position of Treasury Manager. The Employee shall perform to the best of his abilities all tasks and duties in accordance with the instructions of the Company and as laid down in the position description, which has been attached to the Employment Agreement as ANNEX 1. The Company reserves the right to give further instructions as regards the Employee's tasks and duties with the Company from time to time.

2.2 The Employee shall perform his activities in the office of the Company in Amsterdam. The Employee is expected to serve the Company or any affiliated company if deemed necessary.

2.3 The usual number of working hours shall be 40 per week. The Employee is expected to work reasonable overtime if and to the extent that the smooth conduct of business would require so. No compensation for work in overtime is provided, as it is deemed to be included in the salary and fringe benefits as determined in the Employment Agreement.

ARTICLE 3 - SALARY AND HOLIDAY ALLOWANCE

3.1 The Employee's gross base annual salary shall amount to NLG 150.000,-- ("Gross Salary"). The Gross Salary shall be paid monthly in twelve equal instalments of NLG 12.500,-- gross.

3.2 The Employee shall be entitled to a holiday allowance, payable in the month of May, equal to 8% of the Gross Salary, earned over the preceding period June through May. In the event the employee has not been employed for twelve months in time of payment, the Employee shall receive a pro rata amount.

ARTICLE 4 - HOLIDAYS

4.1. The Employee shall be entitled to 24 working days paid holiday per 12 months of service to be taken by the Employee in consultation with and after approval of the Company.

ARTICLE 5 - EXPENSES

5.1. Approved business travel expenses and other expenses incurred in the interest of the Company shall be reimbursed against presentation of receipts or other appropriate proof of such expenses.

ARTICLE 6 - VARIABLE REMUNERATION

Bonus

6.1 The Employee shall be entitled to participate in the James Hardie Economic Profit Bonus Plan with a annual target bonus of 15% of Gross Salary.

6.2   If a bonus is awarded in any year it will be paid in the month June.

ARTICLE 7 - COMPANY CAR

7.1 The Company shall make available to the Employee a company car of appropriate status and befitting his position, with a Dutch list price of approximately NLG 50.000,--. The Company and the Employee shall mutually agree upon the type and the list price of the company car. All reasonable expenses incidental to the professional use of the car shall be borne by the Company except of any personal tax and social security consequences (if any). The Employee shall be entitled to reasonable private use the company car.

7.2 The Company shall bear all reasonable costs of the company car to the extent these costs, at the sole discretion of the Company, arc considered to be reasonable, except for any personal income tax to be paid for the private use of the car.

ARTICLE 8 - ILLNESS

8.1 In the event of illness, injury or any other incapacity of the Employee, the Company shall pay to the Employee 100% of the last gross monthly salary, during a maximum period of 12 months.

8.2 If the Employee is prevented from performing duties over 2 or more consecutive periods which succeed each other within 4 weeks, these periods shall be deemed to be one uninterrupted period.

ARTICLE 9 - PENSION

9.1 The Company shall introduce a pension arrangement for the benefit of the employees of the Company. The Employee shall be admitted to this pension arrangement, if all applicable conditions are met. The Company shall pay 100% of the premiums of such pension arrangement, such premiums to based on 12% of the Employee's gross annual salary

ARTICLE 10 - HEALTH CARE INSURANCE

10.1 The Company shall pay 50% of the premiums of the health care insurance of the Employee and his family . The Company and the Employee shall mutually agree upon which health care insurance shall be reasonable.

10.2  Dutch personal tax and social security consequences (if any), following
      Article 10.1 shall be for the account of the Employee.

ARTICLE 11 - SECRECY

11.1 The Employee shall not, during the term of the Employment Agreement and thereafter, disclose to any third party or use for his own benefit any information concerning the business of the Company, or any of its subsidiaries or affiliated companies which have become known to the Employee. "Information concerning the business" includes, without limitation, all business, organisational and technical knowledge, know-how, proprietary or confidential information, names or addresses of customers of the Company or any of its subsidiaries or affiliated companies and any other information which is known only to a limited number of persons and which is not intended to become known outside of the Company, or any of its subsidiaries or affiliated companies.

11.2 All written and other records and all tangibles concerning the Company, or any of its subsidiaries or affiliated companies and their businesses which are in the possession of the Employee shall be carefully kept and shall be immediately returned to the Company, or any of its subsidiaries or affiliated companies upon their request, and in any case upon the termination of the Employment Agreement. The Employee hereby waives any right of retention in respect of records such or tangibles mentioned herein.

ARTICLE 12 - PERSONAL GAIN

12.1 The Employee shall not, except with prior written approval of the Company, during the term of the Employment Agreement, accept or solicit any commission, allowance, gift or consideration whatsoever from (potential) customers, suppliers or competitors of the Company. Any unsolicited consideration received by the Employee shall be returned immediately and the Employee shall forthwith inform the Company. Usual promotional gifts with limited or no commercial value shall not be regarded as consideration of the purpose of this article. In case of doubt, the Employee shall always consult with the Company.

ARTICLE 13 - CONFLICT OF INTEREST

13.1 The Employee shall declare to the Company any potential conflict of interest which might affect the decisions of the Company in dealing with any third party, where either the Employee or an associate or a family member has an interest in that third party by way of employment or financial interest or any potential personal gain.

ARTICLE 14 - PENALTY

14.1 In the event of a breach of any of the provisions with respect to secrecy, personal gain, and/or conflict of interest, the Employee shall forfeit to the benefit of the Company, without any prior notice or judicial intervention being required, an immediately payable penalty of NLG 50.000,-- for any such breach and a penalty of NLG 1.000,-for each day or part of a day that any such breach shall continue, without the Company being required to prove any damage or loss and without prejudice to the right of the Company and of its subsidiaries or affiliated companies to demand damages instead.

ARTICLE 15 - WAIVER

15.1 The failure by either the Employee or the Company to require performance by the other with respect to any provision thereof shall not affect the right of such party to enforce such a provision or provisions, nor shall the waiver by the Employee or the Company in any breach hereunder be deemed a waiver of any succeeding breach of a modification of any of the terms thereof.

ARTICLE 16 - CANDIDATE FOR POSITION OF TREASURER

16.1 It is acknowledged that the Employee will be considered, after not less than 15 months of satisfactory performance (in the sole opinion of the Company), as a candidate for the position of Treasurer of the Company, based in The Netherlands (or such other location as the Company may determine), when that position is vacated by D E Cameron, the present incumbent.

ARTICLE 17 - GENERAL

17.1 Any amendments or additions to the Employment Agreement shall be agreed by the Employee and the Company in writing.

17.2 Should any provision of the Employment Agreement be or become invalid, the validity of the other provision(s) shall not be affected thereby.

17.3 The Employee shall advise the Company immediately of any change of address.

17.4  The Employment Agreement is governed by the laws of The Netherlands.

The Employment Agreement has been signed in duplicate.

/s/ DE Cameron                                       /s/ Folkert H Zwinkels
------------------------------------                 ---------------------------
RCI Netherlands Investments B.V.                     Folkert H Zwinkels
to be renamed
James Hardie International Finance B.V.
By: DE. Cameron
Title: Managing Director
Date: 25 July 2001                                            Date: 31 July 2001

                                                                         ANNEX 1

                      JAMES HARDIE INTERNATIONAL FINANCE BV

                              POSITION DESCRIPTION

Date:       1 June 2001

Position:   Treasury Manager

Reports to: Treasurer

PRINCIPAL OBJECTIVES

1.    Treasury Operations Management

      To ensure that the day to day treasury operations of James Hardie are carried out in accordance with the policies and procedures defined in the Treasury Handbook.

2.    Funding

      To assist the Treasurer in the development, implementation and monitoring of systems, borrowing facilities, and strategies which allow James Hardie to raise and utilise funds under optimal terms and conditions.

3.    Banking Relationships

      To liaise with the banks on the operational aspects of the facilities used by James Hardie to ensure their smooth operation, at the same time representing James Hardie in a manner which positively promotes its image.

4.    Internal Relationships

      To assist and liaise with James Hardie's operating companies to optimise their day to day cash management and transactional banking requirements.

RESPONSIBILITIES

The Treasury Manager is responsible for:

1. Running the day to day treasury operations and treasury administrative functions of James Hardie in an efficient and timely manner and in accordance with the Treasury Handbook and having regard to separation of duties issues.

2. Acting as the dealer for foreign exchange and interest rate transactions, for borrowing and investing to meet short term cash requirements and for operating company major foreign exchange transactions where necessary.

3. Ensuring that no speculative positions are taken in currency or futures markets.

4. Monitoring the daily cash position of the operating companies and, as necessary, investing short term surplus funds to optimise James Hardie's interest position.

5. Ensuring the timely payment of all interest, commitment and transaction fees and the provision of compliance certificates and other formal notifications under James Hardie's various borrowing facilities.

6. Maintaining effective and efficient treasury files, recording and reporting functions.

7. Providing monthly, quarterly and annual interest and exchange rate reports and forecasts as necessary to meet James Hardie's internal accounting and planning requirements.